EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) dated as of the 5th day of November, 2010, is by and between Michael R. Bakst, Chapter 7 Trustee (“Seller”) of NovaVision, Inc. (“Debtor”), pursuant to Debtor’s bankruptcy case under Chapter 7 of Title 11 of the United States Bankruptcy Code (“Bankruptcy Code”), and Vycor Medical, Inc., a Delaware corporation, or its assignee (“Buyer”).

WITNESSETH:

WHEREAS, on April 28, 2010 (the “Petition Date”), Debtor filed its voluntary petition for relief under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”);

WHEREAS, before the Petition Date, Debtor was engaged in business researching, developing and providing medical technologies to restore the vision of patients with neurological visual loss (“Business”) and was headquartered in Boca Raton, Florida;

WHEREAS, Seller desires to sell Debtor’s Assets (as hereinafter defined), and Buyer desires to purchase such Assets pursuant to the terms and conditions of this Agreement and pursuant to an order of the Bankruptcy Court approving such sale (“Sale Order”), under Section 363 of the Bankruptcy Code;  and

WHEREAS, Seller, Fountainhead Capital Management Limited (“Fountainhead”), and Oxford Finance Corporation, as agent for itself and ATEL Ventures, Inc. (“Oxford Finance”) executed a Term Sheet dated as of October 14, 2010 (the “Term Sheet”) regarding the proposed sale of Debtor’s Assets to Fountainhead or its designee and Fountainhead has designated the Buyer as its designee and assignee to the acquire Debtor’s Assets and enter into this Agreement;

NOW THEREFORE, in consideration of the promises, covenants and other consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

ARTICLE 1
TRANSFER OF ASSETS AND PURCHASE PRICE

1.1

Assets. Pursuant to the Sale Order of the Bankruptcy Court approving the same and subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer and deliver to Buyer at Closing (as defined in Section 2.1 of this Agreement) all Seller’s right, title and interest, if any, in and to all of the Debtor’s assets, including, but not limited to, those set forth on Schedule 1.1 (collectively, the “Assets”), free from all claims, liens, encumbrances, defaults, taxes, debts, and security interests of any kind, except the Assumed Liabilities (as hereinafter defined), but excluding the Excluded Assets (as hereinafter defined).  In furtherance, and not in limitation, of the foregoing, Seller shall sell, assign, and transfer to Buyer, or its successor or assignee, all right, title and interest, if any, in and to Debtor’s intellectual property throughout the world, including without limitation any and all patents of the United States and foreign countries that may be issued or pending, including but not limited to those patents listed on Schedule 1.1, including any and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, such right, title and interest, if any, including the right, if any, to file applications and obtain patents, utility models, industrial models and designs in the name of Buyer, or its successor or assignee, throughout the world, including all rights of priority, all rights to publish cautionary notices reserving ownership of such intellectual property and all rights to register such intellectual property in appropriate registries.

1.2

Consideration. In accordance with Section 1.3 hereof, Buyer shall pay to Seller the following consideration for the Assets (the “Purchase Price”):

(a)

The sum of (i) nine hundred thousand and 0/100 dollars ($900,000), and

(b)

Buyer’s assumption of the Assumed Liabilities pursuant to Section 1.6 of this Agreement.

1.3

Purchase Price Deposits.

(a)

Seller hereby acknowledges and agrees that, prior to the date hereof, an amount equal to seventy-seven thousand five hundred dollars ($77,500) has been paid  by Buyer (the “Due Diligence/Standstill Fee”), and that such Due Diligence/Standstill Fee has been released from escrow by Seller and distributed as provided in the Term Sheet to Debtor’s bankruptcy estate (the “Estate”).

(b)

Within one business day following the execution of this Agreement, Buyer shall deposit into escrow with Seller the sum of six hundred twenty-two thousand five hundred dollars ($622,500) by wire transfer of immediately available funds (the “Down Payment”) to an account designated by Seller, which sum shall be released from such escrow in accordance with Section 1.3(d) hereof. Buyer’s failure to make such Down Payment in accordance with this Section 1.3(b) shall automatically be deemed a material breach of this Agreement.

(c)

Upon the earlier of November 16, 2010 or the Closing (as defined in Section 2.1 of this Agreement), Buyer shall pay to Seller two hundred thousand dollars ($200,000) in immediately available funds (the “Final Payment” and, together with the Down Payment, the “Escrow Funds”) by wire transfer or certified or cashier’s check as specified by Seller in a written instruction delivered to Buyer, which sum shall be released from such escrow in accordance with Section 1.3(d) hereof. Buyer’s failure to make such Final Payment in accordance with this Section 1.3(c) shall automatically be deemed a material breach of this Agreement.

(d)

Seller shall hold the Escrow Funds in escrow and release or otherwise disburse the Escrow Funds only in accordance with this Section 1.3(d).  The Escrow Funds shall not constitute the property of Seller, nor shall the Escrow Funds constitute the property of the Estate unless the Escrow Funds are released from escrow to the Estate in accordance with this Section 1.3(d).

(i)

Seller shall hold and disburse the Escrow Funds received by it pursuant to the terms of this Agreement, as follows:

(A)

At the Closing (as defined in Section 2.1 of this Agreement), Seller shall disburse the Escrow Funds to the Estate;

(B)

If the Bankruptcy Court fails, by December 7, 2010 (or such other date as mutually agreed to in writing by the parties and Oxford Finance), to approve (I) this Agreement and any other definitive agreements which Buyer has requested the bankruptcy court to approve and that are reasonably necessary to transfer the Assets to Buyer on the Closing Date in an exclusive sale process without overbidding (such other definitive agreements, together with this Agreement, collectively the “Definitive Agreements”) and (II) the sale of the Assets to Buyer (the “Sale”), then Seller shall release the Escrow Funds to Buyer within two business days thereafter;

(C)

If the Bankruptcy Court approves any offer, other than Buyer’s offer, for all or any part of the Assets (a “Competing Offer”), or if Seller materially breaches Section 5.4 (Exclusivity; No Overbidding) of this Agreement; then Seller shall release the Escrow Funds to Buyer within two business days thereafter and the Estate shall repay the Due Diligence/Standstill Fee to Buyer and reimburse Buyer for its costs up to ninety thousand dollars ($90,000) pursuant to Section 5.4;

(D)

If the Closing (as defined in Section 2.1 of this Agreement) does not occur by December 8, 2010 (or such other date as mutually agreed to in writing by the parties and Oxford Finance) as a result of a material breach of any Definitive Agreement by any party thereto other than Buyer, then Seller shall release the Escrow Funds to Buyer within two business days thereafter;

(E)

If the Closing (as defined in Section 2.1 of this Agreement) does not occur by December 8, 2010 (or such other date as mutually agreed to in writing by the parties and Oxford Finance) as a result of a breach of any Definitive Agreement by Buyer, then Seller shall release the Escrow Funds to the Estate within two business days thereafter;

(F)

Upon a material breach of Sections 1.3(b) or 1.3(c) of this Agreement by Buyer, then Seller shall release the Escrow Funds to the Estate within three business days after such material breach;

(G)

Upon mutual written agreement with Buyer, Seller shall release the Escrow Funds in accordance with such agreement, which shall be evidenced by a written instrument; and

(H)

If this Agreement or the Escrow Funds become the subject of litigation, upon written request from Buyer or Seller, Seller shall deposit the Escrow Funds with the clerk of the court in which the litigation is pending, or a court of competent jurisdiction if no litigation is pending, and thereupon Seller shall be fully relieved and discharged of any further responsibility with regard thereto.

1.4

Allocation of Proceeds. The parties agree that prior to the Closing Date, they or their representatives shall in good faith allocate the Purchase Price among the Assets in accordance with Section 4.2 of this Agreement and to attach such allocation to this Agreement as Schedule 1.4.

1.5

Assignment of Contracts, Permits and Other Assets.  Subject to the terms and conditions of this Agreement, as of Closing (as defined in Section 2.1 of this Agreement), Seller shall assign and transfer to Buyer all of Seller’s right, title and interest, if any, in and to, and Buyer shall assume all Seller’s rights, titles, and interests, if any, and, except as provided hereunder, all Seller’s obligations for performance from and after Closing (as defined in Section 2.1 of this Agreement), under, Debtor’s contracts, permits and other assets set forth on Schedule 1.5 (the “Assigned Contracts”).

1.6

Assumption of Liabilities. As partial consideration for the Assets, Buyer shall assume, perform and discharge, by Bankruptcy Court order, pursuant to Bankruptcy Code Section 365, from and after Closing (as defined in Section 2.1 of this Agreement), the following Seller obligations (the “Assumed Liabilities”):

(a)

All Seller’s liabilities under the Assigned Contracts; and

(b)

All Seller’s obligations under any Assigned Contract.

1.7

Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall assume no other debts, liabilities, tax obligations (except as set forth in Section 4.1 of this Agreement), or other obligations of Seller. Excluded liabilities expressly include Seller’s liabilities on Schedule 1.7 (the “Excluded Liabilities”).

1.8

Excluded Assets.   Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  For all purposes of and under this Agreement, the term “Excluded Assets” shall mean:

(a)

cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, treasury bills and other marketable securities, except to the extent that any such assets are derived from the disposition by Seller of Assets after the date hereof;

(b)

all claims and causes of action which the Debtor may have against any third person (other than NovaVision AG (the “German Subsidiary”)), and all rights of indemnity, warranty rights, rights of contribution, rights of refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by the Debtor (except as against the German Subsidiary), in each case not directly related to Assets or with respect to the Excluded Liabilities, and (ii) all claims and causes of action against the Debtor’s officers, directors, or other employees (but not the officers, directors or other employees of the German Subsidiary);

(c)

any and all rights of Seller under this Agreement;

(d)

any and all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof;

(e)

any minute books, stock ledgers, corporate seals and stock certificates of the Debtor and other similar books and records that the Debtor, are required by law to retain, including tax returns, financial statements and corporate or other entity filings; provided, however, that Debtor shall have the right to make and retain copies of all or any portions of such retained books and records;

(f)

any asset of Seller designated by Buyer as an Excluded Asset;

(g)

any  Assigned Contract or permit that requires as a matter of law under 11 U.S.C. §365(c) the consent of a third party to be assumed and assigned hereunder as to which, by the Closing Date, such consent has not been obtained;

(h)

any records, documents or other information relating to current or former employees of the Debtor, and any materials containing information about employees, disclosure of which would violate an employee’s reasonable expectation of privacy;

(i)

accounts receivable;

(j)

all insurance policies and rights to proceeds thereof, including, without limitation, all rights under director and officer (or similar) insurance policies, maintained by the Debtor; and

(k)

any documents or other materials which are subject to attorney-client or other privilege.

ARTICLE 2
CLOSING

2.1

Closing. The transfers and deliveries referred to in Article 1 hereof (the “Closing”) shall take place at 2 p.m. on the later of November 16, 2010 or one business day following the date that the Bankruptcy Court provides the approval described in Section 1.3(d)(i)(B); provided, however, in no event later than December 8, 2010, or such other date as is mutually agreed to by the parties hereto (and Oxford Finance) in writing, at the office of Ruden McClosky, 222 Lakeview Avenue, Suite 800, West Palm Beach, Florida 33401, or by such other means, including facsimile, and at such other time and date as such exchange actually occurs (the “Closing Date”).

2.2

Conditions to Closing.

(a)

The obligations of Buyer and Seller under this Agreement are subject to the satisfaction or waiver by Buyer or Seller, as applicable, of the following conditions precedent on or before Closing:

(i)

The Bankruptcy Court shall have entered the Sale Order, which Sale Order shall include a finding that Buyer has purchased the Assets in “good faith” within the meaning of Bankruptcy Code Section 363(m) and shall be in form and substance reasonably acceptable to Buyer;

(ii)

No court order by the Bankruptcy Court shall have been entered in any action or proceeding instituted by any person that enjoins, restrains, or prohibits the consummation of the transactions contemplated hereby; and

(iii)

The Definitive Agreements shall have been executed, subject to Closing, in form reasonably acceptable to all parties thereto.

(b)

The obligations of Buyer under this Agreement are subject to the satisfaction, or waiver by Buyer, of the following further conditions precedent on or before Closing:

(i)

Seller shall, in all material respects, have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement and any other Definitive Agreements to be performed and complied with by it on or prior to Closing; and

(ii)

Seller shall have delivered to Buyer Seller’s deliverables set forth in Section 2.3.

(c)

Seller’s obligations under this Agreement are subject to the satisfaction, or waiver by Seller, of the following further conditions precedent on or before Closing:

(i)

Buyer’s representations and warranties contained herein shall be true in all material respects on and as of Closing;

(ii)

Buyer shall, in all material respects, have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by it on or prior to Closing; and

(iii)

Buyer shall have delivered to Seller Buyer’s deliverables set forth in Section 2.4.

2.3

Seller’s Deliverables. At or prior to Closing, Seller shall deliver to Buyer the following:

(a)

A bill of sale; and

(b)

Other instruments of transfer reasonably required by Buyer to evidence the Assets’ transfer to Buyer, including, without limitation, (i) assignments with respect to any material intellectual property registered, recorded or filed with any governmental authority, in form suitable for registration, recordation or filing with such governmental authority, in each case duly executed by Seller and (ii) written notification to the FDA of the transfer of any 510(k) clearances composing part of the Assets to the Buyer. The parties hereto hereby agree to cooperate with one another in good faith, to use commercially reasonable efforts to execute and deliver all documents reasonably requested by Buyer to evidence the Assets’ transfer to Buyer, and to take all administrative actions reasonably requested by Buyer to effectuate the sale of the Assets and the Closing; provided that if any requested adm inistrative action would result in the Seller incurring third party expenses, then Buyer shall fund such expenses prior to Seller taking such administrative actions.

2.4

Buyer’s Deliverables. At Closing, Buyer shall deliver to Seller any instruments reasonably required by Seller to (a) evidence the Assets’ transfer to Buyer; (b) certify Buyer’s approval and authorization of its execution of this Agreement and the transactions contemplated hereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein; and (c) certify Buyer’s compliance with Sections 2.2(c)(i), 2.2(c)(ii) and 2.2(c)(iii).

ARTICLE 3
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

3.1

Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware.

3.2

Authority. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Prior to Closing, the execution, delivery and performance of this Agreement will have been duly and validly authorized and ratified by all necessary corporate and other action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby.

3.3

Validity. Assuming Buyer’s and Seller’s due authorization, execution and delivery of this Agreement, and assuming Bankruptcy Court approval and authorization, this Agreement constitutes Buyer’s binding obligation, enforceable in accordance with its terms.

3.4

Litigation. There are no actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to Buyer’s knowledge, threatened), at law or in equity, that might affect Buyer’s ability to close the transactions contemplated hereby.

3.5

Disclaimer. Buyer acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Business and the Assets and upon express written representations, warranties and covenants in this Agreement. Buyer acknowledges that (a) it has not relied, in whole or in part, on any information contained in documents, materials or other information provided to it by, or on behalf of, Seller, and (b) Seller is not making any representations or warranties with respect to (i) any such documents, materials or other information, or (ii) the Assets’ value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose. Buyer has inspected and is familiar with the physical condition of the Assets and has conducted a full and complete inspection of Seller's business to their complete satisfaction.  Buyer acknowledges that it is purchasing the Assets based on its own judgment, and does not rely on the representations of anyone as to the condition of the Assets and shall accept the same "AS IS", “WHERE IS”, "WITH ALL FAULTS", in the condition they are in as of the date hereof and the Closing Date.

ARTICLE 4
TAX MATTERS

4.1

Certain Taxes Other Than Federal, State and Local Income Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including penalties and interest) incurred in connection with this Agreement and arising out of the Assets’ transfer to Buyer, but excluding Seller’s income taxes, shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary tax returns and other documentation regarding such taxes and fees, and, if required by applicable law, Seller shall join in the execution of any such tax returns and other documentation. The parties shall cooperate with one another in the preparation of all tax returns, questionnaires, applications or other documents regarding any taxes or transfer, recording, registration or other fees which become payable in connection with the transactions that are required to be filed on or before Closing.

4.2

Preparation and Filing of Certain Tax Forms.  The Purchase Price shall be allocated among the Assets as provided in a schedule mutually prepared by Buyer and Seller (the “Allocation”) prior to Closing for purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Tax Code”), and regulations thereunder.  Buyer and Seller agree to use such Allocation in filing all required forms under Section 1060 of the Tax Code and not to take any position inconsistent with such Allocation upon any examination of any such tax return, in any refund claim or in any tax litigation.  In addition, (i) neither Seller nor Buyer make any admission or agreement that such Allocation in any way establishes, determines or represents the actual value or appraisal of any of the Debtor or the Assets and (ii) the Allocation shall not be binding upon, nor shall it express or imply any agreement, conclusion or determination of value by or among, any secured or unsecured creditor of Debtor.

ARTICLE 5
COVENANTS

5.1

Assignment of Contracts and Claims. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given or unless such consent is not required by the Bankruptcy Code or (b) any contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law or by their terms, pass to Buyer as an incident of the transfers and assignments to be made under this Agreement. Nothing in this Section shall relieve (a) Seller of its obligations to obtain any consents or make any cure payments required for the transfer of the Assets and all rights thereunder to Buyer or (b) Buyer of its obligations to pay the cure costs paid by Seller.

5.2

Conveyance of Assets. At Closing and as set forth in and in accordance with Section 2.3(b), Seller shall use its reasonable commercial efforts to execute any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things as are reasonably necessary to transfer, vest, perfect or confirm right, title, interest or ownership (of record or otherwise) of the Assets as requested by Buyer.  If at any time after Closing until the latter of (a) the date that is two months after the Closing Date or (b) the earlier of (i) the discharge of the Seller as trustee or (ii) the date that is six months after the Closing Date, Buyer is advised that any additional deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm Buyer’s ownership (of record or otherwise), right, title or interest in, to or under any or all of the Assets or otherwise to carry out the intent of this Agreement, Seller shall use its commercially reasonable efforts to execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer (including with respect to any intellectual property) or otherwise to carry out this Agreement; provided, that all such measures taken by Seller shall be at Buyer’s sole cost and expense.

5.3

Bankruptcy Actions. This Agreement is subject to Bankruptcy Court approval.  Buyer agrees to cooperate with Seller in connection with furnishing information pertaining to the satisfaction of the requirement of adequate assurances of future performance of the Assumed Contracts as required under Bankruptcy Code Section 365. Seller shall be responsible for preparing all pleadings and other documents required to be filed with the Bankruptcy Court in connection with its approval of the Definitive Agreements and the Sale, which pleadings and other documents shall be in form and substance acceptable to Buyer and provided to Buyer prior to their filing with the Bankruptcy Court.

5.4

Exclusivity; No Overbidding. During the period beginning on the date hereof and continuing through the Closing Date or until this Agreement is terminated in accordance with Article 6, Seller shall suspend the bankruptcy auction process and not permit overbidding or entertain Competing Offers (such period, the “Standstill Period”). Without limiting the generality of the foregoing, during the Standstill Period Seller shall not (a) solicit, initiate, or encourage the submission of any proposal, bid or offer from any person relating to the acquisition of any capital stock or other voting securities, or any Assets (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller shall notify Buyer immediately if any person makes any proposal, bid, offer, inquiry, or contact with respect to any of the foregoing.  Seller agrees that any breach of this Section 5.4 shall constitute a material breach for purposes of Section 1.3(d)(i)(C). In the event of such a breach, or if the Bankruptcy Court approves a Competing Offer, Seller shall (i) disburse to Buyer the Escrow Funds in accordance with Section 1.3(d)(i)(C), (ii) pay to Buyer an amount equal to the Due Diligence/Standstill Fee,  and (iii) reimburse Buyer for Buyer’s actual and documented costs and expenses, including legal fees, incurred in connection with the due diligence and the transactions contemplated hereby (such reimbursement of costs and expenses not to exceed ninety thousand dollars ($90,000)), all as the sole and exclusive remedy of the Buyer in the event of a breach of this Section 5.4. Notwithstanding the foregoing, nothing herein shall limit or prohibit Seller, or its advisors, from discussing the transactions contemplated hereby with Dirk Muller so long as such discussions do not solicit or encourage the submission of any proposal or offer.

5.5

Maintenance of Assets.  Seller will not take any action and will not cause the Debtor or the German Subsidiary to take any action that would adversely affect the Assets; provided, however, in no event shall any action taken by Seller, Debtor, or the German Subsidiary at the direction of Buyer pursuant to this Agreement be deemed for purposes of this Agreement to be an action which adversely affects the Assets taken by Seller, Debtor, or the German Subsidiary. Seller will not take any action, or cause any action to be taken, that would adversely affect the operations or prospects of the German Subsidiary, and Seller will not distribute, and will not cause the distribution of, any cash or assets from the German Subsidiary to the Debtor.  In no circumstances shall Seller or the Estate be required to advance sums in excess of $25,000 to the German Subsidiary in order to support its continued operations, provided, however, at the request of Buyer and upon Buyer’s payment in advance to Seller, Seller shall advance such additional sums (i.e., additional to the aforementioned $25,000), not to exceed ten thousand dollars ($10,000), to the German Subsidiary, which sums are reasonable and necessary to prevent the immediate insolvency of the German Subsidiary. The Parties have mutually developed the plan of action on maintenance and prosecution of pending and issued patents as set forth on Schedule 5.5. Seller agrees to fund up to $20,000 of the cost and expenses incurred in connection with such plan out of the Estate. To the extent that the costs and expenses associated with the maintenance and prosecution of pending and issued patents pursuant to the mutually developed plan exceed $20,000 at any time prior to the Closing Date, Buyer shall pay all such costs and fees in excess of $20,000 that are necessary to implement the plan.  The parties shall complete the development of the plan on or before execution of this Agreement.  Any additional amounts paid by Buyer pursuant to this paragraph shall not constitute a credit towards any other amounts due pursuant to this Agreement or the other Definitive Agreements.  Except as expressly set forth in this Agreement or any other Definitive Agreement neither Seller or the Estate shall be required to expend any funds, incur any cost or take any action in connection with  the preservation of the Assets or the German Subsidiary. Seller will promptly disclose to Buyer any customer complaints received by Seller and shall notify the FDA as and if required by FDA rules and regulations.

5.6

Access.  Seller or its advisors will provide, at Buyer’s sole cost and expense, information reasonably requested by Buyer as soon as practicable under the circumstances to the extent that such information is available to Seller. At Buyer’s sole cost and expense, Seller will provide Buyer with reasonable access to Debtor’s books and records, including its computer systems to the extent permitted by applicable law. Buyer understands that all financial, patient, physician, regulatory and other records are stored on Debtor’s servers. Seller shall grant Buyer reasonable access to such servers at Buyer’s sole cost and expense. This Section 5.6 shall become effective upon receipt  by Seller of the Down Payment. Buyer expressly agrees that a representative of Seller shall facilitate access to information pursuant to this Section 5.6 and shall be present at all times during Buyer’s physical presence at any location of Debtor or Debtor’s books and records. Buyer shall negotiate an agreement with Seller’s representative regarding costs and expenses for such visits, all of which shall be borne by Buyer; provided, however, Buyer’s failure to successfully negotiate such an agreement shall not be deemed a breach of this Section 5.6 by Seller.

ARTICLE 6
TERMINATION

6.1

Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)

By Buyer’s and Seller’s mutual written consent;

(b)

By Buyer if Seller fails to perform, in any material respect, any of its covenants, agreements, or obligations under this Agreement, and any such failure is not cured within 15 days after written notice from Buyer;

(c)

Automatically, and without further action or notice by either party or Bankruptcy Court approval, if the Bankruptcy Court shall enter an order approving a Competing Offer; or

(d)

By Seller if Buyer breaches any of its representations or warranties in any material respect herein or fails to perform, in any material respect, any of its covenants, agreements, or obligations under this Agreement, and any such breach or failure is not cured within 15 days after written notice from Seller (provided, however, that such cure period shall not apply with respect to Buyer’s payment obligations set forth in Sections 1.3(b) and 1.3(c) of this Agreement).

6.2

Effect of Termination. In the event of this Agreement’s termination by either Seller or Buyer as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Seller or Buyer, except (a) to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement as contemplated by Sections 6.1(b) and 6.1(d) or (b) to the extent the Bankruptcy Court orders the enforcement of this Agreement on its terms in the event Buyer fails to close at Closing once the Bankruptcy Court has approved this Agreement and the transactions contemplated hereby pursuant to the Sale Order.  In the event of this Agreement’s termination in accordance with Section 6.1(b), Seller shall, in addition to any other obligation of this Agreement to be performed on or after termination, promptly return to Buyer the Escrow Funds and make the other payments provided for in Section 5.4.  In the event of this Agreement’s termination in accordance with Section 6.1(d), Seller shall disburse the Escrow Funds to the Estate, and Buyer shall perform its  obligations pursuant to this Agreement which are to be performed on or after termination. In the event of this Agreement’s termination automatically in accordance with Section 6.1(c), Seller shall promptly return to Buyer the Escrow Funds and make the other payments provided for in Section 5.4.  The remedies set forth in this Section 6.2 are the sole and exclusive remedies of the parties hereto, except nothing in this Agreement shall in any way limit Seller’s or Buyer’s  rights and remedies to seek specific performance if the Closing does not occur because Buyer or Seller, as the case may be, breaches its covenants, agreements, or obligations under this Agreement in any material respect.

ARTICLE 7
GENERAL

7.1

Assignment. This Agreement and the parties’ rights hereunder may not be assigned (except by operation of law and as otherwise provided in this Section 7.1) and shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates or another designee, (ii) designate one or more of its affiliates or another designee to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer.

7.2

Signatures. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

7.3

Counterparts. This Agreement may be executed simultaneously in two or more counterparts which may be delivered by facsimile, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

7.4

Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, (a) Seller will pay the fees, expenses and disbursements of Seller, and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, and (b) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto.

7.5

Counsel. Each party hereto warrants and represents that such party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review and understand the provisions of this Agreement.

7.6

Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid:

If to Seller, addressed to Seller at:

Michael R. Bakst, Esquire

Ruden McClosky

222 Lakeview Avenue, Suite 800

West Palm Beach, Florida 33401

Fax: (561) 514-3423

With a copy to his counsel at:

Skip Miller, Esquire

Ruden McClosky

222 Lakeview Avenue, Suite 800

West Palm Beach, Florida 33401

Fax: (561) 514-3423

With a copy to:

Kevin J. Simard, Esquire

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts  02108

Fax: (617) 692-3431

If to Buyer, addressed to it at:

Kenneth T.Coviello

Vycor Medical, Inc.

80 Orville Drive

Bohemia, New York 11716

Fax: (631) 244 1436

With a copy to its counsel at:

Louis A. Bevilacqua, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N St. NW

Washington, DC 20037

Fax: (202) 663-8007

7.7

Opportunity to Investigate. All of the parties have had an opportunity to investigate and evaluate the Assets being purchased, have relied on independent professional advice and, therefore, agree that the price to be paid by Buyer for the Assets is reasonably equivalent value for the Assets.

7.8

Governing Law and Jurisdiction. THIS AGREEMENT (AND ALL DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF (SUCH DOCUMENTS, THE “ANCILLARY DOCUMENTS”)) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE BANKRUPTCY CODE AND TO THE EXTENT NOT INCONSISTENT WITH THE BANKRUPTCY CODE, THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. BUYER AND SELLER FURTHER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL

DISPUTES AND OTHER MATTERS RELATING TO (A) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND (B) THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES. BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT REFUSES TO ACCEPT JURISDICTION OVER ANY SUCH DISPUTE, THEN ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF PALM BEACH, STATE OF FLORIDA SHALL HAVE JURISDICTION OVER SUCH DISPUTE AND BUYER AND SELLER HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT IN ANY SUCH CASE.

7.9

Conflicts. In case any provision in this Agreement shall conflict with any part of the Sale Order, the terms of the Sale Order shall control and shall be given precedence by the parties hereto over any such conflicting term in this Agreement.

7.10

Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

7.11

Entire Agreement. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding between Seller and Buyer and supersede any prior agreement and understanding relating to this Agreement’s subject matter. This Agreement may be modified or amended only by a written instrument executed by Seller and Buyer acting through their duly elected or appointed officers.

[REMAINDER OF PAGE LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

/s/ Michael R. Bakst

________________________________________

Michael R. Bakst, as

Chapter 7 Trustee for Debtor,

Novavision, Inc.

and not individually

BUYER:

/s/ David Cantor

__________________________________

David Marc Cantor

President

VYCOR MEDICAL, INC.

Oxford Finance Corporation, as agent for itself and ATEL Ventures, Inc. approves the transactions set forth in and contemplated by this Agreement.

OXFORD FINANCE CORPORATION

As Agent for itself and ATEL Ventures, Inc.

By:

/s/ Hans Houser

________________________________________

Name:  Hans Houser

__________________________________

Title:     SVP and Chief Credit Officer

__________________________________

Schedule 1.1

Assets

 (a) all intellectual property, including without limitation the items listed on Annex A (Patents and Patent Applications) hereto, as well as all issued and pending patents, trademarks, service marks, copyrights, domain names, corporate names, logos and other marketing and branding indicia and other intellectual property,

(b) personal property, including all equipment and furnishings,

(c) inventory,

(d) accounts receivables,

(e) agreements and rights thereunder, including rights to ongoing sales and patient base,

(f) securities (including the stock of  NovaVision AG;  and for the avoidance of doubt, the parties to this Agreement agree and acknowledge that all the assets and liabilities of NovaVision AG shall remain as the assets and liabilities of NovaVision AG, including, without limitation, cash held by NovaVision AG, notwithstanding the transactions to be consummated pursuant to the terms of this Agreement),

(g) claims,

(h) deposits (other than any deposits or payments made in accordance with this transaction), rebates, prepayments, and refunds,

(i) causes of action and rights of set off (other than any cause of action under Chapter 5 of the Bankruptcy Code or any causes of action against the former officers, directors and employees of the Debtor),

(j) permits and licenses (including regulatory approvals such as 510(k) license and CE Mark for VRT device and FDA license as a medical device manufacturer, as well as any work towards submission of other licenses), and

(k) electronic and other books, records, files, financial records, physician records, patient records, clinical and other studies and other customer lists.

Annex A to Schedule 1.1

PATENTS AND PATENT APPLICATIONS

U.S. Patents

6,464,356

7,367,671

7,594,728

7,642,990

7,682,021

7,748,846

7,753,524

7,753,526

U.S. Patent Applications (Publication Number)

11/394,154 (2007/0038142)

11/771,293 (2008/0013047)

11/782,379 (2008/0077437)

11/881,152 (2008/0024725)

12/017,919 (2008/0177352)

12/691,208 (2010/0118264)

12/883,418

12/883,423

12/903,517

29/351,087

29/351,089

29/351,090

Foreign Patents

EP 1 107 721

Foreign Patent Applications

Australia

2002238539

2006230433

2007226838

2007269234

2007277139

93480/98

Canada

2341695

2475042

2603583

2646080

2655438

2657762

China

98814262

200680011013.2

028027950

EP

98946446.6

02704697.8

06748980.7

06845592.2

07710418.0

07710436.2

07759016.4

07810821.4

07840321.9

08728049.1

Hong Kong

02101690.9

05102470.0

08104814.8

India

1967/CHEN/2004

4318/CHENP/2007

Japan

2000-567166

2003-565390

2007-120850

2008-504402

2008-553473

2008-553482

2009-501715

2009518577

2009-521841

PCT

PCT/EP98/05505

PCT/EP02/01339

Schedule 1.4

Allocation of Proceeds

Schedule 1.5

Assigned Contracts

None.

Schedule 1.7

Excluded Liabilities

Schedule 5.5

Plan of Action on Maintenance and Prosecution of Pending and Issued Patents

A. Mandatory Maintenance Items: Seller shall use its commercially reasonable efforts to have each of the items set forth below attended to and implemented pursuant to and in accordance with Section 5.5 of this Agreement:

1.

Canadian Patent No. 2,341,695 - Renewal fee and associated late payment fee(s).

2.

Canadian Patent No. 2,475,042 - Grant fee and associated late payment fee(s).

3.

German Patent No. 69840710.5 - Annuity payment and associated late payment fee(s).

4.

French Patent No. EPFR1107721 - Annuity payment and associated late payment fee(s).

5.

Great Britain Patent No. EP1107721 - Annuity payment and associated late payment fee(s).

B. Docketed Matters.  Attached hereto is a docket setting forth the schedule with respect to the maintenance and prosecution of pending and issued Debtor patents in the United States and Europe.   Seller, upon the prior written request of Buyer shall use its commercially reasonable efforts to have such docketed items attended to and implemented pursuant to and in accordance with Section 5.5 of this Agreement.

C.  Notifications Received Regarding Pending and Issued Patents (the “Patent Notifications”).

(i) To the extent the Seller or Debtor receives any Patent Notifications regarding any pending and/or issued Debtor patents, Seller shall cause such Patent Notifications to be provided to Buyer.

(ii)  Upon receipt of such Patent Notifications, Buyer shall have five business days during which to notify Seller in writing of its election to require Seller to use its commercially reasonable efforts to attend to and to implement the subject matter of any such Patent Notification pursuant to and in accordance with Section 5.5 of this Agreement.  If Buyer fails to so notify Seller within such five-business-day period with respect to a Patent Notification, then Seller shall be under no obligation to attend to or implement the subject matter of such Patent Notification for purposes of Section 5.5 of this Agreement (but Seller may nevertheless determine to attend to and implement the same).

All obligations of Seller pursuant to this Schedule 5.5 shall terminate as of the Closing.